CONSULTING AGREEMENT dated
                                    as of June 30, 1998, between ROBERT D. GIOLA
                                    (the "Consultant") and CFP HOLDINGS, INC., a
                                    Delaware corporation (the "Company").

         The Company and the Consultant are parties to an Employment Agreement (the "Employment Agreement") dated as of December 31, 1996 pursuant to which the Consultant served as President and Chief Executive Officer of the Company. The Consultant and the Company have agreed that the Consultant shall no longer be an employee of the Company and instead the Consultant shall provide certain consulting services on the Company's behalf relating to sales and marketing activities and strategic planning for companies in the food industry. The Consultant and the Company agree that it is in their respective interests to enter into a consulting agreement whereby for the consideration specified herein the Consultant shall provide such services as an independent consultant to the Company.

         ACCORDINGLY, in consideration of the mutual covenants hereinafter set forth, the Company and the Consultant agree as follows:

     1. Retention of Consultant.

     The Company retains the Consultant, and the Consultant accepts such retention, upon the terms and conditions set forth in this agreement.

     2. Term

     This Agreement shall commence on the date hereof (the "Commencement Date") and shall continue until December 31, 2001 (the "Scheduled Termination Date"), unless sooner terminated as provided herein (the "Consulting Period").

     3. Duties of Consultant.

         (a) During the Consulting Period, the Consultant shall provide the Company and its present and future affiliates, including, without limitation, First Atlantic Capital, Ltd., with consulting services relating to the food business and other related matters as may reasonably be requested of him by the Board of Directors of the Company (the "Board") or its designees.

         (b) During the Consulting Period, the Consultant shall devote such time, attention and energies to his duties hereunder as shall be reasonably necessary to provide the service set forth herein; provided, however, the Consultant shall not be obligated to devote in excess of one third of his business time to providing consulting services hereunder.

         (c) During the Consulting Period, the Company shall use its best efforts to ensure that the Consultant shall be a member of the Board as well as the Board of Directors of CFP Group, Inc., Custom Food Products, Inc. and QF Acquisition Corp. In addition, if mutually agreed, the Consultant shall serve as a member of the Board of Directors of County Pure Foods, Inc. and such other boards of directors as shall reasonably be requested. The Consultant shall use his best efforts to attend the meetings held by the Board and such other boards of directors on which he shall be requested to serve as provided herein.

         (d) The Consultant shall perform all such services as an independent contractor to the Company. The Consultant hereby acknowledges that he is not an employee, agent or representative of the Company and, accordingly, has no authority to act for or to bind the Company without its express prior written consent.

         (e) Nothing contained in this Agreement shall obligate the Consultant to relocate to a location other than the metropolitan Buffalo, New York area. The parties acknowledge that the discharge of the Consultant's duties hereunder will require the Consultant to travel as necessary to the facilities of the Company and its affiliates and that a substantial portion of his duties will require the Consultant to be present at the facilities of the Company and its affiliates. The Consultant may from time to time also be required to travel to other locations to carry out the business of the Company and perform his duties hereunder. The Consultant shall be provided, at the expense of the Company or one of its affiliates, with an office at the facilities of the Company located at 5501 Tabor Road, Philadelphia, Pennsylvania. Subject to the foregoing and to the extent consistent with the proper discharge of his duties hereunder, the Consultant may perform his duties from Buffalo, New York and the Company (or any of its affiliates) shall provide the Consultant with an office in Buffalo, New York (not to exceed a cost per month of $750).

     4. Compensation: Reimbursement

         (a) The Company (or at the Company's option, any subsidiary or affiliate thereof) shall pay to the Consultant, during the Consulting Period, a consulting fee (the ("Consulting Fee") as follows:

                  (i) Until March 31, 1999, the Consultant shall be entitled to receive a monthly consulting fee of $27,625 and shall also receive any annual cash bonus to which the Consultant would have been entitled pursuant to Section 5(c) of the Employment Agreement in respect of the fiscal year ending March 31, 1999 had there been no termination of employment.

                  (ii) Thereafter, the Consultant shall be entitled to receive a monthly consulting fee of $10,417, payable in arrears on the last day of each month, and to no other fee or bonus.

         (b) During the Consulting Period, upon presentation by the Consultant to the Company of appropriate vouchers, the Company shall reimburse the Consultant, in accordance with the Company's policies from time to time, for all reasonable and necessary expenses and other direct out-of-pocket disbursements incurred by the Consultant for or on behalf of the Company in the performance of his duties hereunder.

         (c) During the Consulting Period, the Company shall provide the Consultant with group health, hospitalization and disability insurance (collectively, the "Medical Benefits") consistent with such benefits as were provided to the Consultant immediately prior to execution and delivery of this Agreement.

         (d) During the Consulting Period, the Company shall reimburse (the "Premium Reimbursement") the Consultant for premiums (not to exceed $2,500 in any year) on a current supplemental life insurance policy through Cigna Insurance Company for a maximum amount of Five Hundred Thousand Dollars ($500,000).

     5. Involuntary Termination.

         (a) If the Consultant is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement (such condition being herein referred to as a "Disability") for a period of 180 consecutive days or longer, or for an aggregate of 210 days during any 12-month period, the Company may, at that time or any time thereafter, at its option, terminate the retention of the Consultant under this Agreement immediately upon giving him notice to that effect (such termination, as well as a termination under Section 5(b), being herein referred to as an "Involuntary Termination"). Until the Consultant's retention hereunder shall have been terminated in accordance with the foregoing, the Consultant shall be entitled to receive his Consulting Fee notwithstanding any such Disability.

         (b) If the Consultant dies during the Consulting Period, his retention hereunder shall be deemed to cease as of the date of his death.

     6. Termination For Cause.

         (a) The Company may terminate the retention of the Consultant hereunder at any time for Cause (such termination being herein referred to as a "Termination For Cause") immediately upon giving him notice to that effect.

         (b) As used in this Agreement, the term "Cause" shall mean any of the following: (i) any deliberate or intentional act or omission undertaken or omitted by the Consultant causing damage to the Company or any of its affiliates or any of their respective properties, assets or business; (ii) any fraud, misappropriation or embezzlement by the Consultant involving properties, assets or funds of the Company or any of its affiliates or a conviction of the Consultant, or pleading nolo contendere by the Consultant, to any crime or offense involving monies or other property of the Company or any of its affiliates or any other felony offense for any crime of gross moral turpitude;
(iii) the violation by the Consultant of Section 13, 14 or 15 of the Employment Agreement, Sections 10 or 11 of this Agreement or the provisions of any other employment, consulting, non-competition or confidentiality agreement with the Company or any of its affiliates; (iv) the Consultant's material breach of any agreement to which he is a party with the Company or any of its affiliates; (v) any usurpation by the Consultant of a corporate opportunity of the Company or any of its affiliates; (vi) the Consultant's failure or refusal to perform any of his material duties, responsibilities or obligations as a consultant to the Company; provided, however, that any action or omission by the Consultant taken in good faith and in the reasonable belief that such action or omission was in the best interests of the Company shall not constitute "Cause".

     7. Termination Without Cause.

     The Company may terminate the retention of the Consultant hereunder at any time without Cause (such termination being herein referred to as a "Termination Without Cause") by giving the Consultant written notice of such termination, which notice shall be effective on the date specified in such notice.

     8. Voluntary Termination.

     The Consultant may terminate his retention hereunder at any time (such termination being hereunder referred to as "Voluntary Termination") by giving the Company notice of such termination, such termination to take effect on the date specified in such notice.

     8A. Renewal of Agreement.

         On the third anniversary of the Commencement Date, the Company and the Consultant shall enter into good faith negotiations for the renewal of this Agreement following the Scheduled Termination Date. If the parties are unable, within 90 days after commencement of such negotiations, to agree to a renewal of this Agreement on mutually acceptable terms, the Consultant shall continue to perform the services required hereunder until the Scheduled Termination Date, whereupon a Termination for Nonrenewal shall be deemed to have occurred; provided, however, that a "Termination for Nonrenewal" shall not be deemed to have occured in the event the Consultant and the Company do in fact renew this Agreement prior to the Scheduled Termination Date.

     9. Effect of Termination.

         (a) Upon the termination of the Consultant's retention hereunder due to an Involuntary Termination occuring after March 31, 1999, a Voluntary Termination or a Termination For Cause, neither the Consultant nor his beneficiaries or estate shall have any further rights or claims against the Company except to receive (i) the unpaid portion, if any, of the Consulting Fee, computed on a pro rata basis to the date of termination, (ii) any unpaid accrued Medical Benefits and Premium Reimbursements and (iii) reimbursements for any expenses for which the Consultant shall not have been reimburesed as provided in
Section 4(b).

         (b) Upon the termination of the Consultant's retention hereunder due to an Involuntary Termination occuring on or prior to March 31, 1999, neither the Consultant nor his beneficiaries or estate shall have any further rights or claims against the Company except (i) to receive payments described in Section 9(a) above, (ii) to continue to receive $27,625 per month through March 31, 1999, plus a payment (to be made on March 31, 1999) of $50,000 and (iii) in the case of an Involuntary Termination due to Disability, to continue to receive Medical Benefits and Premium Reimbursements through March 31, 1999; provided, however, that any such rights under clauses (ii) and (iii) of this Section 9(b) shall be reduced, to the extent the Consultant shall obtain employment (including retention as a consultant) during the period such payments are required to be made, by the amount of the compensation and benefits received by the Consultant in connection with such employment or consulting arrangement; provided further, however, that such rights under clause (ii) of this Section 9(b) shall only be subject to reduction in the event (and to the extent) such other employment (or consulting) arrangement requires the

Consultant to devote in excess of two thirds of his business time to providing services in connection therewith.

         (c) Upon the termination of the Consultant's retention hereunder by reason of a Termination Without Cause, neither the Consultant nor his beneficiaries or estate shall have any further rights or claims against the Company except (i) to receive the payments described in Section 9(a) above, (ii) to continue to receive Medical Benefits and Premium Reimbursements through December 31, 2001 and (iii) (A) if such Termination Without Cause occurs on or before March 31, 1999, to continue to receive $27,625 per month through March 31, 1999, plus a payment (to be made on March 31, 1999) of $50,000 and thereafter, to receive $10,417 per month through December 31, 2001 or (B) if such Termination Without Cause occurs after March 31, 1999, to receive $10,417 per month through December 31, 2001; provided, however, that any such rights under clauses (ii) and (iii) of this Section 9(c) shall be reduced, to the extent the Consultant shall obtain employment (including retention as a consultant) during the period such payments are required to be made, by the amount of the compensation and benefits received by the Consultant in connection with such employment or consulting arrangement; provided further, however, that such rights under clause (iii) of this Section 9(c) shall only be subject to reduction in the event (and to the extent) such other employment (or consulting) arrangement requires the Consultant to devote in excess of two thirds of his business time to providing services in connection therewith.

         (d) Upon the termination of the Consultant's retention hereunder due to a Termination for Nonrenewal, neither the Consultant nor his beneficiary or estate shall have any further rights or claims against the Company under his Agreement except (i) to receive the amounts set forth in Section 9(a) above;
(ii) to continue to receive $10,417 per month for a period of 18 months after the Scheduled Termination Date; and (iii) to continue to receive Medical Benefits and Premium Reimbursements for a period of 18 months after the Scheduled Termination Date; provided, however, that any such rights under clauses (ii) and (iii) of this Section 9(d) shall be reduced, to the extent the Consultant shall obtain employment (including retention as a consultant) during the period such payments are required to be made, by the amount of the compensation and benefits received by the Consultant in connection with such new employment or consulting arrangements; provided further, however, that such rights under clause (ii) of this Section 9(d) shall only by subject to reduction in the event (and to the extent) such other employment (or consulting) arrangement requires the Consultant to devote in excess of two thirds of his business time to providing services in connection therewith.

     10. Disclosure of Information.

     The Consultant agrees that he will not, at any time during the Consulting Period or thereafter, disclose to any person, firm, corporation or other business entity, except as required by law, any non-public information concerning the business, clients or affairs of the Company or any subsidiary or affiliate thereof (or any other entity for whom or with respect to which the Consultant provides consulting services hereunder) for any reason or purpose whatsoever nor shall the Consultant make use of any of such non-public information for his own purpose of for the benefit of any person, firm, corporation or other business entity except the Company or any subsidiary or affiliate thereof (or such other entity for whom the Consultant provides consulting services hereunder, as the case may be).

     11. No-Competition.

         (a) The Consultant hereby acknowledges and recognizes that he has been, and during the Consulting Period he will continue to be, privy to non-public information critical to the Company's and its affiliates' business and further acknowledges and recognizes that the Company would find it extremely difficult to replace the services he is required to provide hereunder. Accordingly, in consideration of the premises contained herein and the consideration he has received and to be received by the Consultant hereunder, during the Consulting Period and the Stipulated Period (as hereinafter defined), the Consultant shall not (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as hereinafter defined), whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business, (iii) induce any entity or person with which the Company or an affiliate thereof (or any other entity or affiliate thereof for whom the Consultant provides consulting services hereunder) has a business relationship to terminate or alter such business relationship; provided, however, the foregoing shall not prevent the Consultant from owning the securities of or an interest in any business, provided such ownership of securities or interest represents less than five percent (5%) of any class or type of securities of, or interest in, such business or (iv) induce any employee of the Company or any affiliate thereof (or any other entity or affiliate thereof for whom the Consultant provides consulting services hereunder) to terminate his or her employment with the Company or any such affiliate thereof (or any other entity or affiliate thereof for whom the Consultant provides consulting services hereunder) or engage in any Competing Business.

         (b) The Consultant understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or an affiliate thereof (or any other entity or affiliate thereof for whom the Consultant provides consulting services hereunder), but he nevertheless believes that he has received and will receive as a consultant to the Company and its affiliates sufficient consideration and other benefits, as provided hereunder, and otherwise, to justify clearly such restrictions which, in any event (given his education, skills and ability), the Consultant does not believe would prevent him from earning a living.

         (c) As used herein, the term "Competing Business" shall mean any business in North America if such business or the products sold by it are competitive, directly or indirectly, with (i) the business of the Company or any of its affiliates or any other entity for whom or with respect to which the Consultant provides consulting services hereunder, (ii) any of the products manufactured, sold or distributed by the Company or any of its affiliates or any other entity for whom or with respect to which the Consultant provides consulting services hereunder or (iii) any products or business being developed by the Company or any of its affiliates or any other entity for whom or with respect to which the Consultant provides consulting services hereunder. As used herein, the term "Stipulated Period" shall mean the period commencing on the day immediately following the date on which the Consulting Period terminates and ending upon the later of (A) the date on which the Consultant (and his Group, as defined in the Stockholders' Agreement, as hereinafter defined) no longer owns any securities (including options therefor) of the Company or any of its affiliates and (B) expiration of 18 months following such termination date.

     12. Notices.

     All notices, requests and other communications required or permitted hereunder will be in writing and will be deemed given either when delivered personally or one day after being sent by nationally-recognized overnight courier, when confirmed by telecopy or five days after being mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Consultant to:

                         Robert D. Gioia
                         369 Franklin St.
                         Buffalo, NY  14209

                  with a copy to:

                         Saperston & Day, P.C.
                         110 M&T Center
                         Three Fountain Plaza
                         Buffalo, NY  14203-1486
                         Attention: Gary L. Mucci, Esq.
                         Telecopier:  (716) 856-0139

                  If to the Company, to:

                         CFP Holdings, Inc.
                         1117 West Olympic Boulevard
                         Montebello, California  90640
                         Attention: President
                         Telecopier: (213) 727-0412

                  with a copy to:

                         First Atlantic Capital, Ltd.
                         135 East 57th Street
                         New York, New York  10022
                         Attention: James A. Long
                         Telecopier:  (212) 750-0954

                         O'Sullivan Graev and Karabell, LLP
                         30 Rockerfeller Plaza
                         41st Floor
                         New York, New York  10112
                         Attention: Lawrence G. Graev, Esq.
                         Telecopier:  (212) 408-2420

; provided that a party by giving notice to the other party may change the address for notice set forth above.

     13. Binding Agreement; Benefit.

     This Agreement shall bind and inure to the benefit of any heirs or legal representatives of the Consultant and any assigns of the Company or successors of the Company by way or reorganization, transfer of all or substantially all of its assets, merger, consolidation or otherwise; but because this Agreement is personal in nature the Consultant may not assign it (or any rights or obligations under it) without the Company's prior written consent.

     14. Government Law.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to principles of conflicts of laws).

     15. Headings.

     Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

     16. Entire Agreement: Amendments.

     This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties with respect thereto; provided, however, that
Section 13, 14, 15 and 16 of the Employment Agreement shall not be superseded and shall continue to be applicable to the parties hereto and provided further, however, that for purposes of Section 16 ("Right to Sell Securities") of the Employment Agreement, a "Trigger Effect" shall be deemed to be defined as a "Termination Without Cause", "Involuntary Termination" or "Termination for Nonrenewal," in each case as defined in this Agreement. Neither this Agreement nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of them.

     17. Remedies.

     The Consultant acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach of threatened breach by the Consultant of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

     18. Release.

     In consideration of the premises contained herein, the Consultant hereby releases the Comany and each of its affiliates from any claim arising under the Employment Agreement, except as expressly contemplated by Section 16 hereof.

     19. Repurchase Rights under Stockholders' Agreement.

         For purposes of the provisions of Section 6 of the Stockholders' Agreement (the "Stockholders' Agreement") dated as of December 31, 1996 among CFP Group, Inc. ("CFP Group") and the Stockholders named therein, the parties hereby agree that no Termination of Relationship (within the meaning of the Stockholders' Agreement) shall be deemed to have occurred until the Consulting Period shall have terminated pursuant to this Agreement, whereupon CFP Group (or its designee) shall be entitled to exercise the repurchase rights provided pursuant to said Section 6.

         IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the date first above written.

                                        CFP HOLDINGS, INC.


                                        By: /s/ James A. Long
                                           ------------------------
                                            James A. Long
                                            Chairman


                                            /s/ Robert D. Gioia
                                           ------------------------
                                            Robert D. Gioia